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                                                                    EXHIBIT 99.6


                         INTELLECTUAL PROPERTY AGREEMENT

         This INTELLECTUAL PROPERTY AGREEMENT ("Agreement") is made by and between General Motors Corporation, a Delaware corporation, its subsidiaries and affiliates ("GM"), and Hughes Electronics Corporation, a Delaware corporation, and its wholly-owned subsidiaries ("HEC"). GM and HEC are referred to individually as a "Party" and collectively as "Parties".

         WHEREAS, GM and HEC desire to set forth by this Agreement the rights and obligations of the Parties in respect of certain intellectual property, and certain ongoing activities and support between the Parties.

         WHEREAS, the Parties acknowledge that all title, rights and obligations set forth in this Agreement are in exchange for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged.

                                   ARTICLE I

                                  DEFINITIONS
                                  -----------
1.1 "Affiliate" means any company controlled by, under common control with or controlling a Party to this Agreement as of the Effective Date.

1.2 "Automotive Business" means the business of designing, developing, manufacturing, marketing, selling, or importing motorized land vehicles.

1.3      "Effective Date" means the date of this Agreement last signed below.

1.4 "GM Business" means the activities of GM as of the Effective Date including but not limited to the Automotive Business and the OnStar Business, but excluding the Hughes Business with respect to activities not carried on by GM as of the Effective Date.

1.5 "Hughes Business" means the activities of HEC and its Subsidiaries and Affiliates as of the Effective Date, including but not limited to the provision of telecommunications and entertainment products and services such as digital satellite television, satellite leasing, network products and services, data transmission and reception, mobile communications and commerce and distance learning; but not including the OnStar Business or the Automotive Business with respect to activities not carried on by HEC as of the Effective Date.

1.6 "OnStar Business" means the delivery of telematics services to owners, passengers and operators of vehicles.

1.7      "Separation" means the legal separation of HEC from control by GM.

1.8 "Subsidiary" means any company wholly owned by a Party as of the Effective Date.



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INTELLECTUAL PROPERTY AGREEMENT
(Continued)



                                   ARTICLE II

                                  LICENSE TERMS
                                  -------------


2.1 License. To the extent of its lawful right to do so, HEC, grants to GM, a perpetual, world-wide, irrevocable, royalty-free, non-exclusive license under all HEC patents, copyrights, trade secrets and other forms of intellectual property rights (excluding trademark rights) ("HEC IP Rights") to make, have made, use, and sell products and services, (including but not limited to the right to import, offer to sell and to copy, edit, modify, make derivative works of, reformat, and translate) in the GM Business. This license includes the right of GM dealers and customers of GM dealers to use and sell products and services of the GM Business.

         To the extent of its lawful right to do so, GM, grants to HEC, a perpetual, world-wide, irrevocable, royalty-free, non-exclusive license under all GM patents, copyrights, trade secrets and other forms of intellectual property rights (excluding trademark rights) ("GM IP Rights") to make, have made, use, and sell products and services, (including but not limited to the right to import, offer to sell and to copy, edit, modify, make derivative works of, reformat, and translate) in the Hughes Business. This license includes the right of Hughes' distributors and customers to use and sell products and services of the Hughes Business.

2.2 Sublicense. To the extent of its lawful right to do so, HEC grants to GM, in the GM Business, a perpetual, irrevocable, world-wide, royalty-free, non-exclusive sub-license under all intellectual property rights (excluding trademark rights) under which HEC is licensed or sublicensed to the fullest extent that HEC is allowed to sublicense those rights to GM, including the right to grant further sublicenses to GM dealers and customers of dealers as necessary for each to use or sell products and services of the GM Business. In the event that a sub-license right referred to under this paragraph must be to an Affiliate of HEC, this paragraph is deemed to have taken effect prior to the Separation.

         To the extent of its lawful right to do so, GM grants to Hughes, in the Hughes Business, a perpetual, irrevocable, world-wide, royalty-free, non-exclusive sub-license under all intellectual property rights (excluding trademark rights) under which GM is licensed or sublicensed to the fullest extent that GM is allowed to sublicense those rights to HEC, including the right to grant further sublicenses to Hughes' distributors and customers as necessary for each to use or sell products and services of the Hughes Business. In the event that a sub-license right referred to under this paragraph must be to an Affiliate of GM, this paragraph is deemed to have taken effect prior to the Separation.

2.3 Limitations of License and Sublicense Rights. The HEC IP Rights licensed under section 2.1 and the intellectual property rights sub-licensed under section 2.2 shall only encompass those rights that HEC owns or has a right to license or sublicense as of the Effective Date and shall include only the intellectual property rights practiced by GM in the GM Business. Any sublicense granted by GM under the rights set forth in section 2.2

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INTELLECTUAL PROPERTY AGREEMENT
(Continued)



         is subject to the restrictions in Section 2.1 and Section 2.2 and other provisions of this Agreement.

         The GM IP Rights licensed under section 2.1 and the intellectual property rights sub-licensed under section 2.2 shall only encompass those rights that GM owns or has a right to license or sublicense as of the Effective Date and shall include only the intellectual property rights practiced by HEC in the Hughes Business. Any sublicense granted by HEC under the rights set forth in section 2.2 is subject to the restrictions in Section 2.1 and Section 2.2 and other provisions of this Agreement.

2.4 Third Party Rights. The license and sublicense grants to GM set forth in Sections 2.1 and 2.2 are subject to all preexisting rights and obligations between HEC and any third party, and all preexisting restrictions and conditions which may apply. The license and sublicenses granted shall be at no cost to HEC and any royalty payments required for GM to exercise any such rights shall be paid by GM.

         The license and sublicense grants to HEC set forth in Sections 2.1 and
         2.2 are subject to all preexisting rights and obligations between GM and any third party, and all preexisting restrictions and conditions which may apply. The license and sublicenses granted shall be at no cost to GM and any royalty payments required for HEC to exercise any such rights shall be paid by HEC.

2.5 No Obligation to Deliver. This Agreement does not impose an obligation on either Party to deliver any documents or information to the other Party. To the extent any documents or information is exchanged between the Parties, such documents or information shall be subject to the confidentiality agreement(s) in place between the Parties.

                                  ARTICLE III

                          ONSTAR AIR INTERFACE PROTOCOL
                          -----------------------------

3.1 License Restrictions. HEC agrees (a) not to use the OnStar Air Interface Protocol and (b) not to license to any third party or Affiliate, or transfer or disclose to any third party or Affiliate, the OnStar Air Interface Protocol in either case, for enabling HEC, the third party or Affiliate to use the OnStar Air Interface Protocol in any vehicle or any product or service specially adapted for use in a vehicle.

3.2 Term of Restriction. The restriction in section 3.1 shall extend for a period of five years from the Effective Date.

3.3 OnStar Air Interface Protocol. The term "OnStar Air Interface Protocol" means the software (source code and object code), specifications and algorithms and protocols contained therein, developed by HEC under funding by GM for use by OnStar for delivery of voice and data between the OnStar call centers and OnStar vehicles.

3.4 Binding Obligations. The obligations of this Article 3 shall be binding on all successors and assignees of HEC during the term specified in section 3.2.



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INTELLECTUAL PROPERTY AGREEMENT
(Continued)



                                   ARTICLE IV

                         JOINT RESEARCH AND DEVELOPMENT
                         ------------------------------

4.1 Collaborative Efforts. The Parties anticipate working together in ongoing collaborative efforts involving research, development and/or engineering designed to aid the possible bringing of new products and services to market ("Collaborative Programs"). Each Collaborative Program shall constitute a joint-effort by the Parties under which each Party shall bear its own costs unless otherwise agreed to in advance in writing.

4.2 Terms for Collaborative Efforts. Unless otherwise agreed to in advance in writing, all Collaborative Programs during the term set forth in section 4.1 of Schedule 1 shall be governed by the Terms and Conditions for Joint Collaborations set forth in Schedule 1. The Terms and Conditions shall not apply to any agreement or arrangement other than a joint development effort approved by a joint HEC/GM management committee (the "Management Committee"). For example, the Terms and Conditions shall not apply to any supply arrangement, regular contract or purchase order for goods or services or like arrangement. Each Party's member of the Management Committee will use reasonable efforts to identify mutually beneficial Collaborative Programs.

4.3 No Requirement to Enter into Efforts. Nothing in this agreement shall be construed to require the Parties to enter into any specific Collaborative Program.

                                   ARTICLE V

                          ONGOING BUSINESS RELATIONSHIP
                         ------------------------------

5.1 Hughes XM Bandwidth. For a period of four (4) years from the Effective Date, before transferring its right to the Hughes XM Bandwidth to any party not a Subsidiary or Affiliate of HEC or a purchaser or successor of either HEC, its Subsidiaries or Affiliates, HEC, or if applicable, its Subsidiary or Affiliate, will offer the Hughes XM Bandwidth to GM or GM's designated Subsidiary or Affiliate on terms comparable to those offered to the other party. If GM or GM's designated Subsidiary or Affiliate decline the offer, but the terms under which HEC, or if applicable, its Subsidiary or Affiliate, proposes transfer of the Hughes XM Bandwidth to the other party improve for the other patty, then HEC, or if applicable, its Subsidiary or Affiliate, must offer the Hughes XM Bandwidth to GM or GM's designated Subsidiary or Affiliate under the improved terms. "Hughes XM Bandwidth" means that portion of the satellite broadcast spectrum licensed to XM Satellite Radio that HEC, its Subsidiaries or Affiliates has right to use under agreement with XM Satellite Radio.

5.2 OnStar XM Bandwidth. For a period of four (4) years from the Effective Date, before transferring its right to the OnStar XM Bandwidth to any party not a Subsidiary or Affiliate of GM or a purchaser or successor of either GM, its Subsidiaries or Affiliates, GM, or if applicable, its Subsidiary or Affiliate, will offer the OnStar XM Bandwidth to HEC or HEC's designated Subsidiary or Affiliate on terms comparable to those offered to the other party. If HEC or HEC's designated Subsidiary or Affiliate decline the offer, but

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INTELLECTUAL PROPERTY AGREEMENT
(Continued)




         the terms under which GM, or if applicable, its Subsidiary or Affiliate, proposes transfer of the OnStar XM Bandwidth to the other party improve for the other party, then GM, or if applicable, its Subsidiary or Affiliate, must offer the OnStar XM Bandwidth to HEC or HEC's designated Subsidiary or Affiliate under the improved terms. "OnStar XM Bandwidth" means that portion of the satellite broadcast spectrum licensed to XM Satellite Radio that GM, its Subsidiaries or Affiliates has right to use under agreement with XM Satellite Radio.

5.3 Nothing in sections 5.1 and 5.2 shall be interpreted as contradicting the express contract terms under which HEC and GM obtained the Hughes XM Bandwidth and the OnStar XM Bandwidth, respectively. To the extent that these sections 5.1-5.3 are contrary to any law, rule or regulation governing the satellite broadcast spectrum licensed to XM Satellite Radio or otherwise applicable to this Agreement, these sections 5.1-5.3 shall be construed to operate solely within the limits allowed by such law, rule or regulation.

5.4 Hughes Technology and Services. For the products, services and technologies being acquired by GM from HEC as of the Effective Date, for 2 years following the Effective Date, HEC, shall offer such products, services and technologies for sale to GM and GM's designated subsidiaries and Affiliates, for use in the GM Business, on a most favored customer basis as compared with similarly situated customers under comparable circumstances taking into account quantities, price, scope of the transaction, and other relevant factors.

5.5 Binding Obligations. The obligations of section 5.4 shall be binding on all successors and assignees of HEC, but only to the extent HEC commercially offers the HEC products, services and technologies specified in section 5.4 during the term specified in section 5.4.



                                   ARTICLE VI

                                 ONGOING SUPPORT
                                 ---------------

6.1 Support for HEC Technology. With regard to technology originating at HEC and practiced in the GM Business as of the Effective Date ("HEC Technology"), for eighteen (18) months from the Effective Date, HEC will make available to GM, those technical persons within HEC who developed the HEC Technology, who are then employed by HEC and who can perform such support without frustration of their normal duties, to answer technical questions arising out of GM's use of the HEC Technology or arising out of any claim against GM, its Subsidiaries or Affiliates related to the HEC Technology. Any such support will be: at GM's expense and subject to HEC's standard terms and conditions and then-existing rates for the provisions of like support.

6.2 Solicitation of OnStar Employees. For eighteen months from the Effective Date, HEC agrees that GM may solicit on reasonable and lawful terms and circumstances for interview and possible hiring by OnStar up to two (2) employees who were involved in



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INTELLECTUAL PROPERTY AGREEMENT
(Continued)



         the HEC OnStar development effort for GM. It is understood that nothing in this section requires HEC to require any employee to interview with or take employment with OnStar and nothing in this section requires OnStar to hire any employee of HEC absent mutual agreement between OnStar and the employee.

6.3 Administrative Assistance. Each Party shall review its records on an ongoing basis to identify any intellectual property, title for which is held by one Party but which should have been or be transferred to the other Party pursuant to a prior agreement between the Parties. In the case of such inadvertently retained intellectual property, or wherever otherwise required, each Party agrees to execute, or authorize the other party to execute in the name of each party, such additional documents as are necessary to continue, secure, defend, register, obtain or to otherwise give full force and perfect title in such an intellectual property.

                                  ARTICLE VII
                                  -----------

                      EFFECTIVE DATE, TERM AND TERMINATION
                      ------------------------------------

7.1      Effective Date. This Agreement shall take effect as of the Effective
         Date.

7.2 Term. This Agreement shall, continue until the last to expire of the patents, copyrights, trade secrets and other forms of intellectual property rights licensed and/or sublicensed under this Agreement.

                                  ARTICLE VIII

                                 MISCELLANEOUS

8.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws applicable thereto.

8.2 Existing Obligations. Nothing in this Agreement shall be construed to alter any obligation of either party under the Master Separation Agreement dated December 16, 1997, by and among, General Motors Corporation, HE Holdings, Inc., Hughes Electronics Corporation and Delco Electronics Corporation.

8.3 Non-Assignment. This Agreement, the license rights and the obligations hereunder may not be assigned by either Party without the prior written consent of the other Party which shall not be unreasonably withheld except: a) in connection with the sale of the GM Business or the Hughes Business, whether by merger, asset purchase, consolidation, or otherwise, or, b) in connection with the sale of a Subsidiary or Affiliate of either Party, in which case the rights and obligations of this Agreement relevant to such Subsidiary or Affiliate may be assigned. Any attempted assignment or transfer without such consent shall be void. Any assignment permitted by this Section 8.3 shall be subject to all relevant rights, obligations, and restrictions under this Agreement.

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INTELLECTUAL PROPERTY AGREEMENT
(Continued)




8.4 Relationship of Parties. Nothing in this Agreement shall constitute or be construed to create a partnership, joint venture, or any other agency or employment relationship between the Parties. Nothing in this Agreement shall constitute or be construed to grant the other Party authorization to enter into any agreement on behalf of, assume any obligation for, or otherwise bind the other party financially or otherwise.

8.5 Entire Agreement and Non-Waiver. This Agreement is the entire agreement and understanding between the Parties relating to the specific subject matter hereof, and cancels and supersedes all prior written or oral agreements, arrangements, and understandings between the Parties relating to the specific subject matter hereof. Furthermore, to the extent there is a conflict between a provision in this Agreement and the Settlement Agreement and Intellectual Property Rights License dated December 17, 1997, the provision in this Agreement shall prevail. This Agreement shall be binding on all heirs, successors and assignees of the Parties, their Subsidiaries and Affiliates. This Agreement may be amended or modified only by an express writing signed and dated by both Parties.

8.6 Severability and Headings. The provisions of this Agreement shall be severable and if any Agreement provision shall be held or declared illegal, invalid, or unenforceable, then the Parties shall negotiate a reasonable alternative provision that accomplishes as much of the effect of the original provision as possible and, in any event, it shall not affect any other Agreement provision or the interpretation, effect, or enforceability of this Agreement. The headings in this Agreement are used for convenience only and shall not be construed as part of the Agreement or Impact the meaning, interpretation, or effect thereof.

8.7 Confidentiality. The Parties agree that they will keep confidential the specific terms of this Agreement, and neither Party shall disclose such information to any third party without written consent of the other party except as required by federal or state securities law or court order, or by bona fide prospective investors and then only on confidential basis pursuant to a signed confidentiality agreement.

Each Party hereto indicates its understanding of and full agreement with all the foregoing by its duly authorized representative's signature below.

GENERAL MOTORS CORPORATION                        HUGHES ELECTRONICS CORPORATION



By: /s/ Warren G. Andersen                       By: /s/ Larry D. Hunter
    --------------------------                       -------------------------
        Warren G. Andersen                               Larry D. Hunter

Date: 10-28-2001                                 Date: 10-28-2001
    --------------------------                       -------------------------




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